Exhibit 99.1
CACI Appoints Stanton D. Sloane to its Board of Directors

Reston, Va., Aug. 21, 2023 – CACI International Inc (NYSE: CACI) announced today that it has appointed Stanton “Stan” D. Sloane, to its Board of Directors, effective immediately. Sloane will serve as an independent director on the Board.
“As a veteran of the aerospace and defense industry for more than 30 years, Stan brings a wealth of knowledge and executive leadership experience to the CACI Board,” said Mike Daniels, Chairman of CACI’s Board of Directors. “He has held seats on three public company boards, and, as a former military officer, he is strongly aligned with CACI’s mission. Stan’s ability to provide valuable oversight, governance, and advisement will be of great benefit to the board and company.”
Sloane began his career in 1984 with General Electric Aerospace, which subsequently merged to become a business of Martin Marietta, then Lockheed Martin, in the 1990s. He held a variety of executive roles including engineering, program management, and business development. In 2004, he was promoted to Executive Vice President, Integrated Systems and Solutions, one of the major divisions of Lockheed Martin.
After departing Lockheed Martin in 2007, Sloane went on to hold executive leadership roles as president and chief executive officer (CEO) of three publicly traded companies: SRA International, Inc., Comtech Telecommunications Corp., and Frequency Electronics, Inc. He was also selected to serve as president and CEO of Decision Sciences International Corporation, a private equity owned company.
Sloane holds a bachelor’s degree in professional studies (Aeronautics) from Barry University, a master’s degree in human resources management from Pepperdine University, and a doctoral degree from the Weatherhead Business School at Case Western Reserve University. He also holds airline transport pilot and flight instructor licenses and achieved the rank of Lieutenant Commander as an officer in the U.S. Navy and Navy Reserve.
About CACI
At CACI International Inc (NYSE: CACI), our 23,000 talented and dynamic employees are ever vigilant in delivering distinctive expertise and technology to meet our customers’ greatest challenges in national security and government modernization. We are a company of good character, relentless innovation, and long-standing excellence. Our culture drives our success and earns us recognition as a Fortune World's Most Admired Company. CACI is a member of the Fortune 1000 Largest Companies, the Russell 1000 Index, and the S&P MidCap 400 Index. For more information, visit us at www.caci.com.
There are statements made herein which do not address historical facts, and therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the risk factors set forth in CACI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023, and other such filings that CACI makes with the Securities and Exchange Commission from time to time. Any forward-looking statements should not be unduly relied upon and only speak as of the date hereof.

Corporate Communications and Media:	Investor Relations:
Lorraine Corcoran, Executive Vice President, Corporate Communications	Daniel Leckburg, Senior Vice President, Investor Relations
(703) 434-4165, lorraine.corcoran@caci.com	(703) 841-7666, dleckburg@caci.com

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